Exhibit 10.14

Compensation of Outside Directors

Cash Compensation. Each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation as applicable:

Standing Committee Membership

•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

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For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.

Polar Board Compensation

Eugene I. Davis, our Chairman, has served as Chairman of Polar since June 28, 2007. In light of his increased responsibility resulting from the assumption of this position, beginning June 28, 2007, Mr. Davis receives an annual cash retainer of $50,000 (payable quarterly) and meeting fees in respect of meetings of the Polar Board of Directors, consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Except for Mr. Davis, no other person is compensated by the Company for serving as a Director of Polar.

Equity Compensation

Restricted Stock Units. Each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $100,000 ($175,000 in the case of Mr. Davis). The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of stockholders or (ii) the one-year anniversary of the date of grant.

In 2011,our outside Directors also received a one-time award of 2,000 restricted stock units (3,500 units in the case of Mr. Davis) that vest in four equal installments beginning on the first anniversary of the grant date.

Medical, Dental and Vision Care Insurance

Optional medical, dental and vision care coverage is made available to our non-employee Directors and their eligible dependents at a premium cost similar to that charged to Company employees. Non-employee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a non-employee Director opting not to stand for re-election to the Board.